Exhibit 99.1
Arcus Biosciences Reports Second-Quarter 2025 Financial Results and Provides a Pipeline Update
August 6, 2025
•PEAK-1, a Phase 3 study evaluating casdatifan + cabozantinib in immunotherapy (IO)-experienced ccRCC, and eVOLVE-RCC02, a Phase 1b/3 study sponsored by AstraZeneca evaluating casdatifan + volrustomig in first-line metastatic ccRCC, have been initiated

•Data from ARC-20 evaluating casdatifan + cabozantinib in IO-experienced ccRCC demonstrated that nearly half of patients had a confirmed response to the combination and that the combination was well tolerated

•More mature data, including PFS, for the casdatifan monotherapy cohorts in ARC-20 are expected to be presented in the fall, followed by more mature data for the casdatifan + cabozantinib cohort next year

•Overall survival (OS) data from the Phase 2 EDGE-Gastric study, evaluating domvanalimab + zimberelimab + chemotherapy in gastrointestinal (GI) cancers, will be presented at the 2025 European Society for Medical Oncology (ESMO) Congress in October

•Arcus is well positioned to advance its full pipeline with $927 million in cash, cash equivalents and marketable securities at quarter end
HAYWARD, Calif. – (BUSINESS WIRE) – Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules and combination therapies for patients with cancer, today reported financial results for the second quarter ended June 30, 2025, and provided a pipeline update on its clinical-stage investigational molecules across multiple common cancers.
“We have now presented data from over 125 patients treated with casdatifan monotherapy or casdatifan plus cabozantinib, which we believe demonstrate the potential for casdatifan to be the best-in-class HIF-2a inhibitor for clear cell RCC,” said Terry Rosen, Ph.D., chief executive officer of Arcus. “We are forging ahead with speed and efficiency in our development of casdatifan across multiple ccRCC settings, including our global Phase 3 PEAK-1 trial in the IO-experienced setting and Phase 1b/3 eVOLVE-RCC02 trial in the first-line metastatic setting, the latter in collaboration with AstraZeneca. With a strong balance sheet and focused investment, we are well equipped to fund casdatifan through data for PEAK-1, which has been designed to enroll rapidly and to achieve a readout as quickly as possible.”
Pipeline Highlights:
Casdatifan (HIF-2a inhibitor)
Phase 3 Program:
•PEAK-1, a Phase 3 study evaluating casdatifan + cabozantinib versus cabozantinib in IO-experienced metastatic ccRCC, has been initiated.
•eVOLVE-RCC02, a Phase 1b/3 study sponsored and operationalized by AstraZeneca, evaluating casdatifan + volrustomig, an investigational anti-PD-1/CTLA-4 bispecific antibody, in first-line (1L), metastatic ccRCC, has also been initiated. The study was designed to support initiation of the Phase 3 portion as efficiently as possible.
Recent Data Presentations:
•Initial data from the ARC-20 study of casdatifan + cabozantinib in IO-experienced patients with metastatic ccRCC were presented in an oral session at the American Society of Clinical Oncology (ASCO) Annual Meeting.

◦At the time of the data cutoff (DCO, March 14, 2025), treatment with casdatifan+cabozantinib showed a confirmed overall response rate (ORR) of 46% in patients who reached a minimum of 12 weeks (two scans) of follow-up, and almost all patients achieved tumor reduction.
◦At the time of DCO, the vast majority of patients remained on therapy.
◦There was no meaningful overlapping toxicity for the two drugs, and the combination had a well-tolerated safety profile with no patients discontinuing both therapies due to adverse events.
◦This cohort is evaluating the same regimen, in the same setting, as the PEAK-1 Phase 3 study.
Planned Data Readouts:
◦Fall 2025: More mature data from the ARC-20 cohorts evaluating casdatifan monotherapy in patients who had progressed on both an anti-PD-1 and a TKI.
◦2026: More mature data from the casdatifan plus cabozantinib cohort and initial data from the new ARC-20 cohorts evaluating casdatifan in the 1L and IO-experienced settings.
Domvanalimab (Fc-silent anti-TIGIT antibody) plus Zimberelimab (anti-PD-1 antibody)
Planned Data Readouts:
•An abstract describing OS data from the Phase 2 EDGE-Gastric study, evaluating domvanalimab plus zimberelimab and chemotherapy in upper GI adenocarcinomas, has been accepted for presentation at the 2025 ESMO Congress in October.
•The first Phase 3 OS data readout for domvanalimab plus zimberelimab will be from the ongoing Phase 3 study STAR-221, evaluating domvanalimab plus zimberelimab plus chemotherapy in PD-L1 all-comer 1L unresectable or metastatic upper GI adenocarcinomas. Results for this trial are event-driven, and OS data are expected in 2026.
Quemliclustat (small-molecule CD73 inhibitor)
•Orphan Drug Designation was granted by the U.S. Food and Drug Administration (FDA) to quemliclustat for the treatment of pancreatic cancer.
•PRISM-1, a Phase 3 trial of quemliclustat combined with gemcitabine/nab-paclitaxel versus gemcitabine/nab-paclitaxel in first-line metastatic pancreatic ductal adenocarcinoma, is enrolling rapidly, with enrollment completion expected in the third quarter of 2025, well within 12 months of study initiation.
Etrumadenant (adenosine A2a/A2b receptor antagonist)
•In March 2025, we engaged with the FDA regarding promising results from the ARC-9 study evaluating etrumadenant in third-line metastatic colorectal cancer (mCRC); although the FDA’s feedback confirmed the potential for a registrational path for this program in third-line mCRC, based on our strategic priorities, Arcus and Gilead agreed to not pursue a Phase 3 study at this time and, in June 2025, Gilead returned its license to etrumadenant to Arcus.
Early Discovery
•Arcus has several research and preclinical programs ongoing that are addressing validated oncology and inflammation targets. Arcus expects that the next development candidate to enter the clinic will be a small molecule directed against an inflammation target.
Financial Results for Second Quarter 2025:
•Cash, Cash Equivalents and Marketable Securities were $927 million as of June 30, 2025, compared to $992 million as of December 31, 2024. The decrease during the period is primarily due to the use of cash in our research and development activities partially offset by the net proceeds from our underwritten offering in February 2025 and the additional $50 million draw down under our term loan facility in June 2025. We believe our cash, cash equivalents and marketable securities, together with available facilities, will be sufficient to fund operations through the initial pivotal readouts for domvanalimab, quemliclustat and casdatifan, which include PEAK-1.

•Revenues were $160 million for the second quarter 2025, compared to $39 million for the same period in 2024. The increase in revenue was driven by a cumulative catch-up to revenue of $143 million relating to pausing future development of etrumadenant and Gilead's related return of its license to the program. Arcus expects to recognize GAAP revenue of between $225 million and $235 million for the full year 2025, which includes the cumulative catch-up.
•Research and Development (R&D) Expenses were $139 million for the second quarter 2025, compared to $115 million for the same period in 2024. The net increase of $24 million was primarily due to increased CMC costs. We expect to incur elevated CMC costs through the third quarter of 2025. Otherwise, clinical costs for our late-stage programs were flat, as increased enrollment and start-up activities for PRISM-1 and PEAK-1 were largely offset by lower costs for STAR-221. Other increases in expense resulted from an increase in early-stage development activities, driven by Phase 2 activities for casdatifan. Non-cash stock-based compensation expense was $8 million for the second quarter 2025, compared to $10 million for the same period in 2024. For the second quarters 2025 and 2024, Arcus recognized gross reimbursements of $33 million and $40 million, respectively, for shared expenses from its collaborations. R&D expenses by quarter may fluctuate due to the timing of clinical manufacturing and standard-of-care therapeutic purchases with a corresponding impact on reimbursements. Arcus expects R&D expenses to decline commencing in the fourth quarter 2025 as costs related to the domvanalimab Phase 3 development program decrease significantly.
•General and Administrative (G&A) Expenses were $29 million for the second quarter 2025, compared to $30 million for the same period in 2024. The decrease was primarily driven by a decrease in compensation and personnel costs driven by lower stock-based compensation, partially offset by increased costs recognized in the quarter in connection with the Gilead Agreement. Non-cash stock-based compensation expense was $7 million for the second quarter 2025, compared to $10 million for the same period in 2024.
•Net income (Loss) was $— million for the second quarter 2025, compared to a $93 million net loss for the same period in 2024.
About Arcus Biosciences
Arcus Biosciences is a clinical-stage, global biopharmaceutical company developing differentiated molecules and combination therapies for people with cancer. In partnership with industry collaborators, patients and physicians around the world, Arcus is expediting the development of first- and/or best-in-class medicines against well-characterized biological targets and pathways and studying novel, biology-driven combinations that have the potential to help people with cancer live longer. Founded in 2015, the company has advanced multiple investigational medicines into registrational clinical trials including domvanalimab, an Fc-silent anti-TIGIT antibody being studied in combination with zimberelimab, an anti-PD-1 antibody, for upper gastrointestinal and non-small cell lung cancer, casdatifan, a HIF-2a inhibitor for clear cell renal cell carcinoma, and quemliclustat, a small-molecule CD73 inhibitor for pancreatic cancer. For more information about Arcus Biosciences’ clinical and preclinical programs, please visit www.arcusbio.com.
Domvanalimab, quemliclustat and zimberelimab are investigational molecules, and neither Gilead nor Arcus has received approval from any regulatory authority for any use globally, and their safety and efficacy have not been established. Casdatifan, etrumadenant, AB598 and AB801 are also investigational molecules, and Arcus has not received approval from any regulatory authority for any use globally, and their safety and efficacy have not been established.
About the Gilead Collaboration
In May 2020, Arcus established a 10-year collaboration with Gilead to strategically advance our portfolio. Under this collaboration, Gilead obtained time-limited exclusive option rights to all of our clinical programs arising during the collaboration term. Arcus and Gilead are co-developing three investigational products, including zimberelimab (anti-PD-1 molecule), domvanalimab (anti-TIGIT antibody), and quemliclustat (CD73 inhibitor). The collaboration was expanded in November 2021 and May 2023 to include research directed to two targets for oncology and two targets for inflammatory diseases.
Forward-Looking Statements
This press release contains forward-looking statements. All statements regarding events or results to occur in the future contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the statements in Dr. Rosen’s quote and the timing of future data readouts and data presentations. All forward-looking statements involve known and unknown risks and uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: risks associated with preliminary and interim data not being guarantees that future data will be similar; the unexpected emergence of adverse events or other undesirable side effects in Arcus’s investigational products; difficulties or delays in initiating or conducting clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials; difficulties associated with the management of the collaboration activities; changes in the competitive landscape for Arcus’s programs; and the inherent uncertainty associated with pharmaceutical product development and clinical trials. Risks and uncertainties facing Arcus are described more fully in the “Risk Factors” section of Arcus’s most recent periodic report filed with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release except to the extent required by law.
The Arcus name and logo are trademarks of Arcus Biosciences, Inc. All other trademarks belong to their respective owners.
Investor Inquiries:
Pia Eaves
VP of Investor Relations & Strategy
(617) 459-2006
peaves@arcusbio.com
Media Inquiries:
Holli Kolkey
VP of Corporate Affairs
(650) 922-1269
hkolkey@arcusbio.com

Maryam Bassiri
AD, Corporate Communications
(510) 406-8520
mbassiri@arcusbio.com

ARCUS BIOSCIENCES, INC.
Consolidated Statements of Operations
(unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
License and development services revenue	$152	$28	$172	$163
Other collaboration revenue	8	11	16	21
Total revenues	160	39	188	184

Operating expenses:
Research and development	139	115	261	224
General and administrative	29	30	57	62
Impairment of long-lived assets	—	—	—	20
Total operating expenses	168	145	318	306

Loss from operations	(8)	(106)	(130)	(122)

Non-operating income (expense):
Interest and other income, net	10	13	21	26
Interest expense	(2)	—	(3)	(1)
Total non-operating income, net	8	13	18	25

Income (loss) before income taxes	—	(93)	(112)	(97)

Income tax expense	—	—	—	—

Net income (loss)	$—	$(93)	$(112)	$(97)

Net income (loss) per share:
Basic	$—	$(1.02)	$(1.09)	$(1.09)
Diluted	$—	$(1.02)	$(1.09)	$(1.09)

Shares used to compute net income (loss) per share:
Basic	106.1	91.1	102.3	88.6
Diluted	106.5	91.1	102.3	88.6

Selected Consolidated Balance Sheet Data
(unaudited)
(In millions)

	June 30, 2025	December 31, 2024 (1)
Cash, cash equivalents and marketable securities	$927	$992
Total assets	1,075	1,150
Total liabilities	526	665
Total stockholders’ equity	549	485
(1)Derived from the audited financial statements for the year ended December 31, 2024, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2025.